Exhibit 10.8

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (the “Amendment”) to the Employment Agreement (the “Employment Agreement”) between Selective Insurance Company of America, a New Jersey corporation with a principal place of business at 40 Wantage Avenue, Branchville, New Jersey 07890 (the “Company”), and VINCENT M. SENIA, an individual residing in [Intentionally Omitted] with a mailing address of [Address Intentionally Omitted] (the “Executive”) dated June 6, 2017 is made effective as of the 3rd day of June, 2024.

WHEREAS, the parties entered into the Employment Agreement; and

WHEREAS, the parties wish to amend the Employment Agreement to clarify that the Executive may designate a trust as beneficiary to receive benefits payable under the Employment Agreement in the event of the death of the Executive.

NOW, THEREFORE, for and in consideration of the mutual promises, terms, provisions and conditions set forth herein, the parties hereby amend the Employment Agreement as follows, effective as of the date first above written:

1.    Section 1.1 of the Employment Agreement shall be amended to add the definition of “Beneficiary,” to read as follows:

“Beneficiary” means any person, persons or entity (including, without limitation, a trust) last designated by the Executive on a form supplied by the Company to receive benefits payable in the event of the death of the Executive. If no such designation is in effect at the time of death of the Executive, or if no person, persons, or entity so designated shall survive the Executive, the Beneficiary shall be deemed to be the Executive’s surviving spouse, if any; otherwise, the Beneficiary shall be the estate of the Executive.

2.    Section 5.6 of the Employment Agreement shall be deleted and replaced with the following:

5.6    Assignment. No right or benefit under this Agreement shall be assigned, transferred, pledged or encumbered (a) by the Executive except by a Beneficiary designation made under the terms of this Agreement and in a manner approved by the Company for such designation, or (b) by the Company except that the Company may assign this Agreement and all of its rights hereunder to any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets; provided that such Person shall, by agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement for the remainder of the Term in the same manner and to the same extent that the Company would be required to perform it if no such merger, consolidation or sale had taken place. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company, the Company’s Parent and each of their successors and assigns, and the Executive, his heirs, legal representatives and any Beneficiary or Beneficiaries designated hereunder.

3.    All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment effective as of the date above written.

SELECTIVE INSURANCE COMPANY OF
AMERICA

By:	/s/ Lucinda Bennett
Lucinda Bennett
Executive Vice President, Chief Human Resources Officer

EXECUTIVE:

/s/ Vincent M. Senia
Vincent M. Senia

2